Exhibit 10.30

EMPLOYMENT AGREEMENT

AMENDED AND RESTATED AGREEMENT by and between Hilton Hotels Corporation, a Delaware corporation (the “Company”), and Stephen F. Bollenbach (the “Executive”), dated November 11, 2004, as amended on January 27, 2005, but effective as of January 1, 2005, except as specifically provided otherwise herein.

WHEREAS, the Executive and the Company entered into an Employment Agreement dated as of March 9, 2000 (the “Employment Agreement”);

WHEREAS, the Executive and the Company also entered into a letter agreement dated May 23, 2002, pursuant to which the Executive was to provide consulting services (the “Consultancy”) to the Company following his retirement at the end of the term of the Employment Agreement (the “Consulting Agreement”);

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to continue to employ the Executive as  Chief Executive Officer beyond the expiration of the Employment Agreement and to delay the commencement of the Consultancy, and the Executive desires to continue to serve as Chief Executive Officer and thereafter provide services as a consultant, all on the terms and conditions set forth below;

WHEREAS, the Board desires to amend the Employment Agreement to set forth the Executive’s compensation during the new term of employment, to incorporate the terms of the Consultancy into this Employment Agreement and to permit the Executive to diversify his stock holdings in the Company in light of his expected retirement from the Company on the Retirement Date (as hereinafter defined);

NOW, THEREFORE, IT IS HEREBY AGREED THAT THE EMPLOYMENT AGREEMENT SHALL BE AMENDED AND RESTATED, EFFECTIVE AS OF JANUARY 1, 2005, TO READ AS FOLLOWS:

1.                                       Employment and Consulting Periods.

(a)                                  The Company shall continue to employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Employment Agreement, for the period (the “Employment Period”) beginning on January 1, 2005 (the “Commencement Date”) and ending on December 31, 2007, unless sooner terminated pursuant to Section 4 below (the “Term”).  Upon the expiration of the Term, and subject to subparagraph (b) below, the Executive shall retire and the Executive’s employment by the Company shall not be further extended.  The Executive’s “Retirement Date” will be December 31, 2007 for purposes of the Company’s benefit plans and programs and the supplemental retirement benefit provided in Section 3(i) below.

(b)                                 Upon the termination of the Executive’s employment, the Consultancy will commence and the Company will engage the Executive as a consultant to the Executive’s successor and the Board through the day before the fifth anniversary of the date of such termination of employment (the “Consulting Period”).  Notwithstanding the foregoing, the Consulting Period will end, and the Company shall have no further obligation to make any payments to the Executive under subsection 3(k), in the event that the Executive shall materially breach his obligations to the Company under Section 8 below.

2.                                       Position and Duties.

(a)                                  During the Employment Period, the Executive shall continue to be employed as the Chief Executive Officer of the Company and, when applicable, the Company shall cause the Executive to be reelected as a member of the Board.  In his executive capacity, the Executive shall report to the Board.  During the Employment Period, the Executive shall have authority to make all executive decisions, plan the strategic direction of the Company, and hire, promote and terminate the employment of all personnel, subject to the direction of the Board.  During the Employment Period, the Executive shall have such reasonable and customary powers as are generally associated with the position of Chief Executive Officer, including, without limitation, authority to expend capital resources of the Company and shall have, subject to the direction of the Board, authority to fill all management positions.

(b)                                 During the Consulting Period, the Executive will perform such consulting services as may reasonably be requested of the Executive by the new CEO or the Board but such services will not be in excess of 20 hours per month and will be designed so as not to interfere with any other business obligations of the Executive.

(c)                                  If, during the Employment Period, Barron Hilton shall cease to serve as Chairman of the Board for any reason, the Company shall cause the Executive thereupon to be elected as Chairman of the Board in addition to the position of Chief Executive Officer and shall, as Chairman, report directly to the Board.

(d)                                 During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote principal attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Employment Agreement, use the Executive’s reasonable best efforts to carry out such responsibilities faithfully and efficiently.  Notwithstanding the foregoing, nothing in this Employment Agreement shall be construed to limit the ability of the Executive from providing services to the entity which holds the Company’s former gaming operations.  It shall not be considered a violation of the foregoing for the Executive to (A) serve on corporate, civic or charitable boards or committees (excluding those which would create a conflict of interest), (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Employment Agreement.

(e)                                  The Executive’s services shall be performed primarily at the Company’s Headquarters in Beverly Hills, California.

3.                                       Compensation.

(a)                                  Base Salary.  During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) of $1,000,000, payable in accordance with the regular payroll practices of the Company.

(b)                                 Bonuses.

(1)                                  Signing Bonus.  In consideration for the Executive’s agreement to enter into this amended and restated Employment Agreement, the Company shall establish a book entry account to which it shall credit as of January 2, 2005 a one-time non-recurring signing bonus of $193,194.

(2)                                  Annual Bonus.  In addition to the Annual Base Salary, the

Executive shall be eligible to earn, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”), pursuant to the Company’s annual incentive plan, with a target equal to 100% of Annual Base Salary and a maximum of 200% of Annual Base Salary.

(3)                                  Special Bonus.  In consideration for the Executive’s agreement to terminate the $10.0 million life insurance arrangement set forth in subsection 3(j) of the Employment Agreement prior to this amendment and restatement, and to release the Company of its obligations to make the annual premium contributions to the Supplemental Policy, as defined therein, the Executive shall be entitled, on the first business day in January in each calendar year, beginning with 2005 and through and including 2009, to receive from the Company a special annual bonus of $137,830, regardless of whether the Executive is then still employed by, or providing consulting services to, the Company.  If the Executive is still an employee of the Company on, or was an employee at any time within six months prior to, the date such bonus is due, such amount shall be credited to a book entry account to be established by the Company.  If the Executive has not been an employee of the Company on any date that is six months prior to the date such bonus is due, the Company shall pay such amount directly to the Executive within a reasonable period (but not later than 10 business days) after it is due.

(4)                                  Section 162(m) Deferrals.  That portion of any bonus to be paid to the Executive during any taxable year of the Company which, when added to any otherwise deductible compensation and benefits paid or provided to the Executive by the Company during such taxable year, would not be deductible by the Company in the taxable year such bonus is to be paid or accrued because of the applicable limitations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), shall be deferred annually and paid to the Executive, in a lump sum, on first date (the “Deferral Date”) which is after (i) the last day of the Company’s taxable year in which the Executive ceases to be a “covered employee,” within the meaning of Section 162(m)(3) of the Code, and (ii) the date which is six months and one day after the date on which the Executive’s employment terminated (except that this subclause (ii) shall not apply if the Executive’s employment with the Company terminates due to his death or “disability,” as defined in Section 409A of the Code).

(5)                                  Earnings on Deferrals.  Except as otherwise provided below, any amounts of bonus deferred or amounts credited to a book entry account, as provided above, shall be credited, from the date it would otherwise have been paid to the date the deferred amounts are paid, with interest at a floating rate equal to the rate which Morgan Guaranty announces from time to time as its prime lending rate, as in effect from time to time, compounded quarterly, and such accrued interest shall be paid to the Executive on the Deferral Date (said deferred bonus and credited amounts plus interest collectively referred to as the “Deferred Compensation”).  Notwithstanding the foregoing, the Executive may elect, prior to the end of each calendar year for which a bonus is deferred, to have all or any portion of the Deferred Compensation to be credited for that year treated as though invested in shares of the Company’s common stock, on a book entry account basis.  Such Deferred Compensation shall be deemed to be used to purchase such shares on the date the bonus would otherwise have been paid, based on the average of the high and low trading prices of the stock on such day.  The number of shares credited to the Executive’s account  under this subparagraph (5) shall be adjusted to reflect any changes to the Company’s capital structure in the same manner as if shares were actually issued to the Executive on the day the bonus would otherwise have been paid.  The Company shall also credit the Executive’s account with additional amounts equivalent to any and all dividends or distributions paid on its shares of common stock (on the same basis as though such shares had been outstanding on the record date for such dividend or distribution), with any such dividends or distributions deemed invested in additional shares of the Company’s common stock based on the average of the high and low trading prices of the stock on the day the dividend or distribution is payable to shareholders of the Company.

(6)                                  Distribution of Deferred Compensation.  The Deferred Compensation shall be paid on the Deferral Date by wire transfer to an account designated by the Executive prior to the Deferral Date (or by transfer of shares of common stock to the extent of the account referred to in subparagraph (5)).

(c)                                  Other Benefits.  During the Employment Period: (i) the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs of the Company to at least the same extent as other senior executives of the Company, provided that the Executive’s right to receive additional grants after the date hereof under any long-term incentive plans shall be solely as specified in this Employment Agreement; and (ii) the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs) to at least the same extent as other senior executives of the Company.

(d)                                 Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in carrying out the Executive’s duties under this Employment Agreement, provided that the Executive complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses.

(e)                                  Fringe Benefits and Air Travel.  During the Employment Period, the Executive shall be entitled to fringe benefits and perquisites in accordance with the most favorable plans, practices, programs and policies of the Company as in effect at the time with respect to other senior executives of the Company, including, without limitation, the use of an automobile and payment of related expenses; and first-class travel accommodations on all commercial carriers for travel related to the business of the Company.  The Executive shall also be entitled to unrestricted, but not exclusive, use of the Company’s aircraft (leased or owned); provided, however, that if the Executive uses the Company’s aircraft for his personal purposes, he shall incur the Federal, state and local income tax consequences for the value of such usage, as determined in accordance with the Company’s cost determination methodology applied to the Company’s senior executives with respect to their personal use of the Company’s aircraft.

(f)                                    Office and Support Staff.  During the Employment Period, the Executive shall be entitled to his current office at the Company’s Beverly Hills Headquarters, and to secretarial and other assistance, at least equal to the most favorable of such as provided with respect to other senior executives of the Company.  Without limiting the generality of the foregoing, during the Employment Period, the Executive shall at all times have a personal secretary and a personal assistant.

(g)                                 Vacation.  During the Employment Period, the Executive shall be entitled to four weeks of paid vacation annually.

(h)                                 Stock Options:

(i)                                     Prior Option Grants.

1.                                       On December 31, 1998 (the “Incentive Option Grant Date”), the Executive was granted, inter alia, non-statutory stock options (the “Incentive Option”) under the Company’s 1996 Stock Incentive Plan, as amended (the “Old Stock Plan”) covering 2,000,000 shares of the Company’s common stock.  The exercise price of the shares subject to the Incentive Option is $27.52676.  The Incentive Option is exercisable for 10 years except as otherwise specifically provided in this Employment Agreement.  The Incentive Option shall vest and become exercisable on the date that is 9 years and 9 months following the Incentive Option Grant Date if the Executive continues in the employment of the Company through such date.  Notwithstanding the foregoing, all shares subject to the Incentive Option shall vest and become exercisable upon the occurrence of any of the following events (each of (A), (B) and (C) below a “Triggering Event”):

(A)                              termination of the Executive’s employment by the Company other than for Cause, as defined below;

(B)                                termination of the Executive’s employment because of death or Disability;

(C)                                termination of employment by the Executive for Good Reason, as defined below;

(D)                               retirement of the Executive on the Retirement Date; or

(E)                                 a Change of Control, as defined in the Old Stock Plan;

provided that if the Executive shall have materially breached the terms of the covenants contained in Section 8 below (i) on or prior to the Triggering Event, the Incentive Options shall not vest and become exercisable or (ii) after the Triggering Event, any portion of such Incentive Option that shall have not been exercised shall cease to be exercisable; it being understood that such vesting and exercisability are part of the consideration for the Executive’s undertakings under Section 8.

2.                                       If a Triggering Event occurs, any portion of the Incentive Option that has become vested on or before the date of such Event (including without limitation, any portion that becomes exercisable due to such Triggering Event) shall remain exercisable until December 30, 2008.  All non-vested portions of the Incentive Option shall immediately terminate.

3.                                       The Executive may assign the right to exercise the Incentive Option to his spouse, children, grandchildren, or parents of a recipient, to trusts for the benefit of the Executive’s immediate family, to a family partnership or limited liability company designated by the Executive in which the Executive’s family members are the only partners or shareholders or to an entity exempt from federal income tax under Section 501(c)(3) of the Code.

4.                                       The Incentive Option shall be subject to the terms of the Old Stock Plan in all respects not described herein.

(ii)                                  New Option Grant.  In each year of the Employment Period (but subject to the Executive’s continued employment through the applicable grant date), the Executive shall be granted, at the same time each year as grants are made generally to other executives, a stock option covering 400,000 shares (each, a “New Option”) of the Company’s common stock under the Company’s 2004 Equity Compensation Plan (the “New Stock Plan”).  The exercise price of the shares subject to each New Option shall be the fair market value of a share on the date of grant of such New Option (each, a “New Option Grant Date”).  Each New Option shall become exercisable upon the earlier of (i) the Retirement Date and (ii) the date on which a Triggering Event (including a Change of Control, but as defined in the New Plan) occurs, but in either case only if the Executive is continuously employed by the Company through the earlier of such dates.  Once exercisable, each New Option shall remain exercisable until March 31, 2013; provided, however, that any portion of each New Option that shall not have been exercised shall cease to be exercisable on the date, if any, that the Executive materially breaches his obligations under Section 8 below, it being recognized that such vesting and exercisability are part of the consideration for the Executive’s undertakings under Section 8.  The New Options shall be subject to the terms of the New Stock Plan in all respects not described herein; provided, however, that the provisions of subparagraph (i)(3) above shall also apply.

(iii)                               Performance Share Grant.  In each year of the Employment Period (but subject to the Executive’s continued employment through the applicable grant date), the Executive shall be granted, at the same time each year as grants are made generally to other executives, performance units (the “Performance Shares”) under the New Stock Plan that equate, at “targeted performance,” to 140,000 shares of the Company’s common stock.  The actual number of shares to be earned with respect to each such grant shall be determined by the Compensation Committee of the Board based on the performance goals established by the Compensation Committee with respect to performance share grants to the Company’s other executive officers made at such time.  Each grant of Performance Shares shall vest on the last day of the third year of the relevant performance period (even if that date is after the Retirement Date) provided that the Executive is employed until the Retirement Date.  In addition, each grant of Performance Shares shall also vest upon the occurrence of a Triggering Event (including a Change of Control, but as defined in the New Stock Plan).  The Performance Shares shall be subject to the terms of the New Stock Plan in all respects not described herein.

(iv)                              Release of Restrictions on Prior Option Shares.  Effective upon the execution of this Agreement and in consideration for the Executive’s agreement to extend the Employment Period, the Company hereby releases the Executive from the restrictions imposed pursuant to an agreement, dated September 10, 2003, between the Company and the Executive on his ability to resell certain shares of common stock acquired upon the exercise of the stock options referenced in such agreement.

(i)                                     Supplemental Retirement Benefit.

(i)                                     Phantom Share Interest.  Pursuant to the terms of this Employment Agreement, as in effect prior to the amendment and restatement hereof, the Executive elected to convert his right to receive the joint and survivor annuity provided thereunder into a phantom interest in the equivalent value of the Company’s common stock, resulting in a credit to a book entry account for the Executive of 700,000 of its common shares.  By reason of such election, the Executive shall be entitled to receive a distribution, on the Retirement Date, of 700,000 shares of common stock multiplied by his vested percentage.  As of the date of this amendment and restatement of the Employment Agreement, the Executive is 80% vested in such phantom interest.  The Executive shall become fully vested in such interest on the earliest to occur of (i) June 30, 2005, (ii) the date, if any, on which a Change of Control (as defined below) occurs, and (iii) the date, if any, on which the Executive’s employment is terminated by the Company other than for Cause or due to his death or disability, or by the Executive for Good Reason; provided that no additional vesting shall occur under subclause (i) or (ii) above unless the Executive is continuously employed by the Company through the date referred to therein.  Such distribution shall be made as soon as practicable after the Retirement Date (or such later date(s) as the Executive shall elect at least 13 months prior to the

Retirement Date but in no more than 10 annual installments); provided, however, that if the final 20% portion of the phantom interest becomes vested after December 31, 2004, the attributable distribution shall be made, irrespective of any election by the Executive, on the later of (i) the last day of the Company’s taxable year in which the Executive ceases to be a “covered employee,” within the meaning of Section 162(m)(3) of the Code, and (ii) the date which is six months and one day after the date on which the Executive’s employment terminated (except that this subclause (ii) shall not apply if the Executive’s employment with the Company terminates due to his death or “disability,” as defined in Section 409A of the Code).  The number of shares credited to the Executive’s account under this subparagraph shall be adjusted to reflect any changes to the Company’s capital structure in the same manner as if shares were actually issued to the Executive on March 9, 2000.  The Company shall also credit the Executive’s account with additional amounts equivalent to any and all dividends or distributions paid on its shares of common stock (on the same basis as though such shares had been outstanding on the record date for such dividend or distribution), with any such dividends or distributions deemed invested in additional shares of the Company’s common stock based on the average of the high and low trading prices of the stock on the day the dividend or distribution is payable to shareholders of the Company.

(j)                                     Death Benefit and Life Insurance.  During the Employment Period, the Executive shall be entitled to a Company-provided death benefit in the following amounts:

Date of Death	Amount of Benefit

On or before June 30, 2001	$5.0 million

After June 30, 2001 and before July 1, 2002	$4.0 million

After June 30, 2002 and before July 1, 2003	$3.0 million

After June 30, 2003 and before July 1, 2004	$2.0 million

After June 30, 2004 and before July 1, 2005	$1.0 million

The Company has purchased for the Executive a $10.0 million face amount, last to die, variable life insurance policy on the lives of the Executive and the Executive’s spouse (the “Supplemental Policy”).  In light of the prohibition of loans to executive officers under the Sarbanes-Oxley Act of 2002 and the uncertainty of its application to split-dollar life insurance arrangements, such as the Supplemental Policy, the Company and the Executive agree to terminate the Supplemental Policy and the provisions of this Section as in effect on March 9, 2000 (the “Split Dollar Arrangement”).  Under the Split Dollar Arrangement, the Company retained an interest in the Supplemental Policy equal to the lesser of the premiums the Company paid to the Supplemental Policy or the cash surrender value of the Supplemental Policy.  The parties now agree that the Executive shall take all actions necessary so as to permit the Company to withdraw from the Supplemental Policy, by December 31, 2004, the maximum amount that may be withdrawn from the Supplemental Policy without incurring any surrender charges or terminating the Supplemental Policy and the Company shall take such withdrawal no later than January 31, 2005.  The date on which the Company’s withdrawal from the Supplemental Policy shall be effected shall hereinafter be referred to as the “Withdrawal Date.”  As soon as practicable after the Withdrawal Date, the Executive shall pay to the Company an amount equal to the cash surrender value remaining in the Supplemental Policy as of the Withdrawal Date.  The Split-Dollar Arrangement shall be terminated effective as of the Withdrawal Date, with the effect that: (i) the Company shall release its collateral interest in the cash surrender value of the Supplemental Policy, (ii) the Company shall have no obligation to make any premium contributions to the Supplemental Policy, and (iii) the Executive’s designated trust shall have an unfettered ownership interest in the Supplemental Policy.

(k)                                  Consulting Fee, etc.  During the Consulting Period, the Executive’s annual fee shall be $500,000, payable in quarterly installments; provided, however, that the Company shall have the right, in its sole discretion, at any time to pay the Executive the lump sum present value, as reasonably determined by the Company, of the consulting fee or that portion remaining due at the time of the payment.  The Executive shall not be entitled to an annual bonus or any additional grants of long term incentive compensation but shall be entitled to continued health benefits, or, at the Company’s sole election, a tax equivalent bonus to enable the Executive to purchase such benefits from the Company with the same after-tax cost to the Executive as in effect for executives of the Company on any relevant date; provided, however, that the right to health benefits shall cease at the time, if any, that the Executive is eligible for reasonably comparable health benefits, as determined by the Company, from any new employment, consulting or other business arrangement.  However, except to the extent that the Executive otherwise qualifies to receive any such benefit following his employment by reason of his service to the Company as an employee prior to the commencement of the Consulting Period, all other employee benefits, perquisites, automobile allowances, use of the Company’s aircraft and fringe benefits as well as holiday and vacation pay will cease on the Retirement Date.  During the Consulting Period, the Executive will also be entitled to office space appropriate to the Executive’s status as a consultant to the new CEO and the Board and to a personal assistant of the Executive’s choosing.

4.                                       Termination of Employment.

(a)                                  Death or Disability.  The Executive’s employment and the Employment Period shall terminate automatically upon the Executive’s death during the Employment Period.  The Company shall be entitled to terminate the Executive’s employment because of the Executive’s Disability during the Employment Period.  “Disability” means that (i) the Executive has been unable, for a period of 180 consecutive business days, to perform the Executive’s duties under this Employment Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and acceptable to the Executive or the Executive’s legal representative, has determined that the Executive’s incapacity is total and permanent.  The Executive agrees to reasonably cooperate with the Company in order to obtain its physician’s evaluation of the Executive.  A termination of the Executive’s employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), unless the Executive returns to full-time performance of the Executive’s duties, as determined by the Board, before the Disability Effective Date.

(b)                                 By the Company.

(i)                                     The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause.  “Cause” means:

(A)                              the willful and continued failure of the Executive substantially to perform the Executive’s duties under this Employment Agreement (other than as a result of physical or mental illness or injury), after the Board delivers to the Executive a written demand for substantial performance that specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties;

(B)                                illegal conduct or gross misconduct by the Executive, in either case that is willful and results in material and demonstrable damage to the business or reputation of the Company; or

(C)                                a breach of the covenants or representations contained in Section 8.

(ii)                                  A termination of the Executive’s employment for Cause shall be effected in accordance with the following procedures.  The Company shall give the Executive written notice (“Notice of Termination for Cause”) of its intention to terminate the Executive’s employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Employment Agreement on which it relies, and stating the date, time and place of the Special Board Meeting.  The “Special Board Meeting” means a meeting of the Board called and held specifically for the purpose of considering the Executive’s termination for Cause, that takes place not less than five and not more than fifteen business days after the Executive receives the Notice of Termination for Cause.  The Executive shall be given an opportunity, together with counsel, to be heard at the Special Board Meeting.  The Executive’s termination for Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting, stating that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination for Cause, and such conduct constitutes Cause under this Employment Agreement.

(c)                                  Good Reason.

(i)                                     The Executive may terminate employment for Good Reason or without Good Reason.  “Good Reason” means:

A.                                   the assignment to the Executive of any duties inconsistent in any material respect (in any respect, following a Change of Control) with paragraph (a) or, if applicable, (b) of Section 2 of this Employment Agreement, or any other action by the Company that results in a material diminution in the Executive’s position or authority, duty, titles, responsibilities, or reporting requirements other than an action that is not taken in bad faith and is remedied by the Company within 30 days after receipt of written notice thereof from the Executive; provided, however, that the Executive acknowledges that the appointment of a President of the Company and the transition of duties to that individual, consistent with his position, shall not be treated as a diminution of the Executive’s duties for this purpose.

B.                                     Any material failure (any failure, following a Change of Control) by the Company to comply with any provision of Section 3 of this Employment Agreement, other than a failure that is not taken in bad faith and is remedied by the Company within 30 days after receipt of written notice thereof from the Executive;

C.                                     any requirement by the Company that the Executive’s services be rendered primarily at a location or locations other than that provided for in paragraph (d) of Section 2 of this Employment Agreement, other than normal business travel;

D.                                    any purported termination of the Executive’s employment by the Company for a reason or in a manner not expressly permitted by this Employment Agreement; or

E.                                      any failure by the Company to comply with paragraph (c) of Section 9 of this Employment Agreement.

In addition, following a Change of Control, a termination by the Executive for any reason during the 30-day period immediately following the first anniversary of the Change of Control shall be deemed to be a termination for Good Reason for all purposes of this Employment Agreement.

(ii)                                  A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good

Reason”) of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Employment Agreement on which the Executive relies.  A termination of employment by the Executive for Good Reason shall be effective on the fifth business day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than 30 days after the notice is given).

(iii)                               A termination of the Executive’s employment by the Executive without Good Reason shall be effected by giving the Company at least 10 business days’ advance written notice of the termination.

(d)                                 Date of Termination.  The “Date of Termination” means the date of the Executive’s death, the Disability Effective Date, the date the termination of the Executive’s employment by the Company for Cause or by the Executive for Good Reason or without Good Reason, as the case may be, is effective.

5.                                       Obligations of the Company upon Termination.

(a)  By the Company Other Than for Cause, Death or Disability or By the Executive for Good Reason.  If, during the Employment Period, the Company terminates the Executive’s employment, other than for Cause or Disability or by reason of the Executive’s death, or the Executive terminates employment for Good Reason, the Company shall fulfill its obligations as to Base Salary under Section 3(a) hereof for the balance of the Employment Period.  Fifty percent of such amounts shall be consideration for the Executive’s undertaking not to breach the terms of the covenants contained in Section 8 below.  The Company shall also provide the Executive with all benefits due in accordance with the terms of any applicable plans and programs of the Company and shall also pay to the Executive, in a lump sum in cash within 30 days after the Date of Termination, the Executive’s accrued but unpaid cash compensation (the “Accrued Obligations”), which shall equal the sum of (1) any portion of the Executive’s Annual Base Salary through the Date of Termination that has not yet been paid, (2) an amount representing the Annual Bonus for the year of termination based on target, and multiplying that amount by a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (the “Annual Bonus Amount”); (3) the Deferred Compensation and any other compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) that has not yet been paid; and (4) any accrued but unpaid Annual Bonuses and vacation pay; provided, however, that the Company’s obligation to make any payments under this Section to the extent any such payment shall not have accrued as of the day before the Date of Termination shall also be conditioned upon the Executive’s execution, and non-revocation, of a written release, substantially in the form attached hereto as Annex 1, (the “Release”), of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company (other than any entitlements under the terms of this Employment Agreement or under any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued a benefit), or the termination thereof.

Notwithstanding the foregoing, in the event payment is due to the Executive under this Section following a Change of Control, then conditioned upon the Executive’s execution, and non-revocation, of the Release and the Executive not breaching the terms of the covenants contained in Section 8 below, the Executive, in lieu of the amounts specified in the first sentence above, shall receive in a lump sum in cash within 30 days after the Date of Termination equal to 3 multiplied by the sum of the Executive’s Base Salary and the Annual bonus paid to the Employee for the last full fiscal year (if any) ending during the Employment Period or, if higher, the Annual Bonus paid to the Employee for the last full fiscal year prior to the Change of Control.  Fifty percent of such amount shall be consideration for the Executive’s undertaking not to breach the terms of the covenants contained in Section 8 below.  In addition, the Executive shall also be entitled in the case of the Deferred Compensation and any other compensation previously deferred by the Executive, to a lump sum equal to all amounts previously deferred (together with any accrued interest thereon) and not yet paid by the Company, and any accrued vacation pay not yet paid by the Company.  For the remainder of the Employment Period, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Employee and/or the Employee’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3 of this Employment Agreement if the Employee’s employment had not been terminated, including health insurance and life insurance, in accordance with the most favorable plans, practices, programs or policies of the Company and its subsidiaries during the 90-day period immediately preceding the date on which the Change of Control occurs or, if more favorable to the Employee, as in effect at any time thereafter with respect to other key employees and their families and for purposes of eligibility for retiree benefits pursuant to such plans, practices, programs and policies, the Employee shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period.

(b)                                 Death or Disability.  If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period, the Company, in addition to fulfilling its obligations under Section 3(a) hereof, shall pay the Accrued Obligations to the Executive or the Executive’s estate or legal representative, as applicable, in a lump sum in cash within 30 days after the Date of Termination, and the Company shall have no further obligations under this Employment Agreement other than for any entitlements under the terms any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued a benefit.

(c)                                  Cause; Other than for Good Reason.  If the Executive’s employment is terminated by the Company for Cause during the Employment Period, the Company shall pay the Executive the Annual Base Salary through the Date of Termination, the amount of the Deferred compensation and any other compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), in each case to the extent not yet paid, and the amount of any earned but unpaid Annual Bonuses and vacation pay, and the Company shall have no further obligations under this Employment Agreement other than for any entitlements under the terms any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued a benefit.  If the Executive voluntarily terminates employment during the Employment Period, other than for Good Reason, the Company shall pay the Accrued Obligations to the Executive in a lump sum in cash within 30 days of the Date of Termination, and the Company shall have no further obligations under this Employment Agreement other than for any entitlements under the terms any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued a benefit.

6.                                       Non-exclusivity of Rights.  Nothing in this Employment Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify, nor, subject to Section 13, shall anything in this Employment Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies.  Vested benefits and other amounts that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Employment Agreement.

7.                                       No Mitigation.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Employment Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

8.                                       Confidential Information; Non-solicitation; Non-competition; No Conflict.  In exchange for the Company agreeing to accelerated vesting and exercisability of the Incentive Option upon any of the Triggering Events and the payment to the Executive of fifty percent of his Base Salary under Section 3(a) hereof for the balance of the Employment Period or fifty percent of the lump sum payment in lieu of Base Salary provided under Section 5 in the event of Executive’s termination of employment following a Change of Control, the Executive agrees as follows:

(a)                                  The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data, customer information, supplier information, cost and pricing information, marketing and sales techniques, strategies and programs, computer programs and software and financial information relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains during the

Executive’s employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Executive’s violation of this paragraph (a) of Section 8) (“Confidential Information”).  The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Company, except in the good faith performance of his duties hereunder, with the prior written consent of the Company or as otherwise required by law or legal process.  In no event shall an asserted violation of the provisions of this paragraph (a) of Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Employment Agreement.

(b)                                 Until the later of (i) the end of the Consulting Period or (ii) the second anniversary of the expiration or termination of the Executive’s employment with the Company, the Executive will not, except with the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Executive’s name to be used in connection with, any business or enterprise which is engaged in any business that is competitive with any business or enterprise in which the Company is engaged at the Date of Termination or expiration of the Employment Period.  In addition, the Executive agrees that he will not, for a period of two years after the expiration or termination of the Executive’s employment with the Company, without the prior written consent of the Company, whether directly or indirectly, employ, whether as an employee, officer, director, agent, consultant or independent contractor, or solicit the employment of, any managerial or higher level person who is or at any time during the previous twelve months was an employee, representative, officer or director of the Company or any of its subsidiaries.

(c)                                  The Executive represents to the Company that neither his continuation of employment hereunder nor the performance of his duties hereunder conflicts with any contractual commitment on his part to any third party or violates or interferes with any rights of any third party.

(d)                                 The Executive acknowledges and agrees that the restrictions contained in this Section are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Employment Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should the Executive breach any of those provisions.  Executive represents and acknowledges that (i) the Executive has been advised by the Company to consult Executive’s own legal counsel in respect of this Employment Agreement, and (ii) that the Executive has had full opportunity, prior to execution of this Employment Agreement, to review thoroughly this Employment Agreement with the Executive’s counsel.  The Executive further acknowledges and agrees that a breach of any of the restrictions in this Section cannot be adequately compensated by monetary damages.  The Executive agrees that the Executive’s right to the payments specified above in consideration for his undertakings under this Section shall be forfeited, the Executive’s right to exercise the Incentive Option and the New Options shall cease and Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits in the event of  any violation of this Section, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled; provided, however, that the foregoing remedies shall be conditioned upon the Company providing the Executive with at least 30 days written notice of its good faith belief that a violation of the Executive’s undertakings hereunder has occurred and

Executive failing to cease any such prohibited activity within 30 days after such written notice is given.  In the event that any of the provisions of this Section should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.  The Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Section, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in the United States District Court for the District of Delaware, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Wilmington, Delaware, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which the Executive may have to the laying of venue of any such suit, action or proceeding in any such court.  The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 13 hereof.

9.                                       Successors.

(a)                                  This Employment Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Employment Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)                                 This Employment Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)                                  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Employment Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.  As used in this Employment Agreement, “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Employment Agreement, by operation of law or otherwise.

10.                                 Change of Control.

(a)                                  For the purpose of this Employment Agreement, a “Change of Control” shall mean:

(i)                                     The acquisition by any person, entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), (excluding, for this purpose, (A) the Company or its subsidiaries, (B) any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company or (C) Barron Hilton or the Conrad N. Hilton Fund, collectively the “Hilton Interests”), of beneficial ownership, (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; provided, however, that notwithstanding the foregoing, a Change of Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of such common stock or the voting securities of the Company as a result of the acquisition of common stock or voting securities by the Company which reduces the amount of common stock or voting securities; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional common stock or voting securities that increases the percentage of common stock or voting securities beneficially owned by such person, a Change of Control of the Company shall then occur; or

(ii)                                  Individuals who, as of the date hereof, constitute the Board (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(iii)                               Approval by the stockholders of the Company of (A) a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 60% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or (B) a liquidation or dissolution of the Company or (C) the sale of all or substantially all of the assets of the Company.

(b)                                 Anything in this Employment Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Employment Agreement or otherwise (the “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code,  the Executive shall be paid an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment shall be equal to the Payment.  For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Termination Date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(c)                                  All determinations to be made under this Section 10 shall be made by the Company’s independent public accountant immediately prior to the Change of Control (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations both to the Company and the Executive within 10 days of the Termination Date.  Any such determination by the Accounting Firm shall be binding upon the Company and the Executive.  Within five days after the Accounting Firm’s determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of the Executive such amounts as are then due to the Executive under this Employment Agreement.

(d)                                 The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)                                     give the Company any information reasonably requested by the Company relating to such claim,

(ii)                                  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the company,

(iii)                               cooperate with the Company in good faith in order to effectively contest such claim, and

(iv)                              permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, income tax or employment tax, including interest and penalties, with respect thereto, imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 10, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest  the claim in any permissible manner, and the Executive agrees to prosecute such contest to a termination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, however, that if the Company directs the Executive to pay such claim and sue for a refund the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax, income tax or employment tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue  raised by the Internal Revenue Service or any other taxing authority.

(e)                                  If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of subsection (c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(f)                                    All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (b) and (c) above shall be borne solely by the Company.  The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to subsections (b) and (c) above, except for claims, damages or expenses resulting from the gross negligence or wilful misconduct of the Accounting Firm.

(g)                                 Following a Change of Control and for a period of not less than three years after the Date of Termination, the Executive be entitled to indemnification and, to the extent available on commercially reasonable terms, insurance coverage therefor, with respect to the various liabilities as to which the Executive has been customarily indemnified prior to the Change of Control.

11.                                 Arbitration.  The Company and the Executive mutually consent to the resolution by arbitration, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, of all claims or controversies arising out of the Executive’s employment (or its termination) that the Company may have against the Executive or that the Executive may have against the Company or against its officers, directors, shareholders, employees or agents in their capacity as such other than a claim which is primarily for an injunction or other equitable relief.  The Company and the Executive shall equally share the fees and costs of the arbitrator, and each party shall bear its own costs in connection with any arbitration, unless the Executive shall prevail in an arbitration proceeding as to any material issue, in which case the Company shall reimburse the Executive for all reasonable costs, expenses and fees incurred in connection with such arbitration.

12.                                 Legal Fees.  The Company agrees to pay all reasonable legal fees incurred by the Executive in connection with the negotiation and preparation of this Employment Agreement.

13.                                 Miscellaneous.

(a)                                  This Employment Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to principles of conflict of laws.  The captions of this Employment Agreement are not part of the provisions hereof and shall have no force or effect.  This Employment Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)                                 All notices and other communications under this Employment Agreement shall be in writing and shall be given by hand to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

c/o Debevoise & Plimpton

875 Third Avenue

New York, NY 10022

Attention:  Lawrence Cagney

If to the Company:

9336 Civic Center Drive

Beverly Hills, CA 90210

Attention:  General Counsel

With a required copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA  19103-6993

Attention:  Robert J. Lichtenstein

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 13.   Notices and communications shall be effective when actually received by the addressee.

(c)                                  The invalidity or unenforceability of any provision of this Employment Agreement shall not affect the validity or enforceability of any other provision of this Employment Agreement.  If any provision of this Employment Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Employment Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d)                                 Notwithstanding any other provision of this Employment Agreement, the Company may withhold from amounts payable under this Employment Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

(e)                                  The Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Employment Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to paragraph (c) of Section 5 of this Employment Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Employment Agreement.

(f)                                    This Employment Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

14.                                 Prior Agreements.  This Employment Agreement supersedes all prior agreements, except for the provisions of Section 14 of the employment agreement between the Executive and the Company dated as of December 31, 1998, until the rights under that Section have expired, and otherwise sets forth the entire understanding among the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Employment Agreement to be executed in its name on its behalf, all as of the day and year first above written.

HILTON HOTELS CORPORATION

By	/s/ Madeleine A. Kleiner	/s/ Stephen F. Bollenbach
Stephen F. Bollenbach